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                              EXHIBIT 23.B.

                    CONSENT OF INDEPENDENT CERTIFIED
                           PUBLIC ACCOUNTANTS



        We hereby consent to the incorporation by reference of (i) our report dated November 30, 1994, except for Members' equity disclosure and
Note 1.o., as to which the date is February 28, 1995, with respect to the financial statements of United Grocers, Inc., and (ii) our report dated November 30, 1994, with respect to the financial statement schedules, both of which are included in the annual report on Form 10-K, as amended, of United Grocers, Inc., for the year ended September 30, 1994, into the prospectus constituting part of this Registration Statement on Form S-2 of United Grocers, Inc.


                             DeLAP, WHITE & RAISH
                             Certified Public Accountants




Portland, Oregon
March 1, 1995